Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2008 and 2007
and for the Year Ended December 31, 2008,
Supplemental Schedule as of December 31, 2008, and
Report of Independent Registered Public
Accounting Firm

SUN NATIONAL BANK
401(k) PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Participants
Sun National Bank 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Sun National Bank 401(k) Plan (the "Plan") as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Sun National Bank 401(k) Plan as of December 31, 2008 and 2007, and the changes in its net assets available for benefits for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2008 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2008 basic financial statements taken as a whole.

The supplemental schedule H, line 4i - schedule of assets (held at end of year) that accompanies the Plan’s financial statements does not disclose the historical cost of nonparticipant directed Plan assets held by the Plan trustee. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 26, 2009

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS

Investments, at fair value:
Mutual funds	$6,111,922	$8,901,260
Common stock	2,952,627	5,014,210
Investment contract in common/collective trusts	1,703,952	1,144,146
Participant loans	274,052	244,361
Total investments	11,042,553	15,303,977

Total assets	11,042,553	15,303,977

LIABILITIES

Payables:
Excess contributions payable	13,380	10,351

Total liabilities	13,380	10,351

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	11,029,173	15,293,626

Adjustments from fair value to contract value for interest in common/collective trust relating to fully benefit-responsive investment contracts	46,728	4,549

NET ASSETS AVAILABLE FOR BENEFITS	$11,075,901	$15,298,175

See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2008

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Contributions:
Employer	$608,617
Participant	1,969,506
Rollover	84,669
Total contributions	2,662,792

Investment (loss) income:
Net depreciation in fair value of investments	(6,328,587)
Interest and dividends	253,409
Net investment loss	(6,075,178)

Total	(3,412,386)

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Distributions to participants	776,567
Administrative expenses	33,321
Total	809,888

DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(4,222,274)

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	15,298,175

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$11,075,901

See notes to financial statements.

SUN NATIONAL BANK 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007 AND THE YEAR ENDED DECEMBER 31, 2008

1.	DESCRIPTION OF THE PLAN

Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.   General— The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have 90 days of service and are age twenty-one or older. The Board of Directors of the Bank controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.   Contributions— Each year, participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained the age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Bank contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. The matching Bank contribution is invested directly in Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and is invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain limitations.

c.    Participant Accounts— Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution and allocations of the Bank’s contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

d.   Vesting— Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank’s matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service as defined in the Plan. A participant is 100% vested after four years of credited service.

e.    Participant Loans— A participant may borrow from his or her fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of his or her vested account balance. Loan transactions are treated as a transfer from the investment fund to the Participant Loans. The loans are secured by the balance in the participant’s account and bear interest at rates that range from 5.00% to 8.75%, which are rates commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest is paid ratably through bi-weekly payroll deductions.

f.     Payment of Benefits— On termination of service due to death, disability or retirement, a participant or a participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or in the form of installments as designated by the participant or participant’s beneficiary. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

g.    Forfeited Accounts— At December 31, 2008 and 2007 forfeited nonvested accounts totaled $6,832 and $39,204, respectively.  Forfeiture of nonvested Bank contributions remain in the Plan to pay Plan administrative expenses.  During 2008, administrative expenses for forfeited nonvested accounts were reduced by $29,960.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting— The accompanying financial statements of the Plan have been prepared under the accrual method of accounting.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition— Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis. Net depreciation includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Use of Estimates— The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Payment of Benefits— Benefits are recorded when paid.

Administrative Expenses— All expenses of maintaining the Plan are paid by the Bank.

New Accounting Pronouncement— In September 2006, the Financial Accounting Standards Board (the "FASB") issued Statements of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements. SFAS No. 157 defines fair value and establishes a framework for measuring fair value.  SFAS No. 157 also expands the disclosures about the use of fair value to measure assets and liabilities.  The Plan adopted SFAS No. 157 on January 1, 2008 and the impact of this adoption on the Plan was not material.

3.	FAIR VALUE MEASUREMENTS

SFAS No. 157 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB Statement No. 157 are described as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.  The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable, or can be derived principally from or corroborated with observable market data.

Level 3: Unobservable inputs are used when little or no market data is available.  The fair value hierarchy gives the lowest priority to Level 3 inputs.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value:

Mutual funds – Valued at the net asset value (“NAV”) of shares held in the Plan at year end.

Common stock – Valued at the closing price reported on the active market on which the stock is traded.

Investment contract in common/collective trust – Valued based on information reported by FMTC.  The fair value is equal to the sum of the market value of all of the fund’s investments.

Participant loans – Valued at amortized costs, which approximate fair value.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the plan’s assets at fair value as of December 31, 2008:

Summary of Recurring Fair Value Measurements
		Category Used for Fair Value Measurement
December 31, 2008	Total	Level 1	Level 2	Level 3
Mutual funds	$6,111,922	$6,111,922	$-	$-
Common stock	2,952,627	2,952,627	-	-
Investment contract in common/collective trust	1,703,952	-	1,703,952	-
Participant loans	274,052	-	-	274,052
Total investments measured at fair value	$11,042,553	$9,064,549	$1,703,952	$274,052

The following provides details of the fair value measurement activity for Level 3 for the year ended December 31, 2008:

Fair Value Measurement Activity – Level 3
	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Participant Loans	Total
Balance, January 1, 2008	$244,361	$244,361
Issuances, repayments and settlements, net	29,691	29,691
Balance, December 31, 2008	$274,052	$274,052

4.	INVESTMENTS

The following presents investments (at fair value) that represent 5% or more of the Plan’s net assets:

	December 31,
	2008		2007
	Shares	Fair Value	Shares	Fair Value
Sun Bancorp, Inc. Common Stock *	394,075	$2,952,627	317,652	$5,014,210
Victory Diversified Stock: Class A	80,579	897,655	73,530	1,306,636
Fidelity Advisor Equity Income Fund: Class A	46,735	781,870	42,606	1,235,143
Fidelity Advisor Leveraged Company Stock Fund: Class A	34,795	606,472	31,068	1,190,202
Fidelity Advisor Stable Value Portfolio: Class II	1,750,680	1,703,952	1,148,695	1,144,146
T. Rowe Price Growth Stock Fund: Class R	29,605	562,785	29,387	975,932
Fidelity Advisor Inflation-Protected Bond Fund: Class A	88,184	923,290	78,278	863,404
RS Partners A	-	-	27,845	857,909
AllianceBernstein Balanced Shares: Class A	-	-	47,340	792,952

* Indicates nonparticipant directed investments

During 2008, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $6,328,587 as follows:

Mutual funds	$(3,622,864)
Common stock	(2,705,723)
$(6,328,587)

5.	NONPARTICIPANT-DIRECTED INVESTMENTS

A participant may direct employee contributions among available investment funds, including Sun Bancorp, Inc. common stock.  Employer contributions are made in Sun Bancorp, Inc. common stock.  A participant may elect to transfer that contribution to any investment fund.  Sun Bancorp Stock Fund is considered a nonparticipant-directed investment.  Net assets for the Sun Bancorp Stock Fund were $2,952,627, and $5,014,210, at December 31, 2008 and 2007, respectively. Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

For the year ended December 31, 2008	Amount
Change in net assets:
Net depreciation in fair value of investments *	$(2,703,139)
Employer contributions	607,576
Participant contributions	207,631
Loan repayments	47,286
Fund transfers in	94,371
Benefits paid to participants	(147,504)
Transfers to participant-directed investments	(167,804)
Total change in net assets relating to nonparticipant-directed investments	$(2,061,583)
* Amount includes dividend income.

6.	INVESTMENT CONTRACT IN COMMON/COLLECTIVE TRUST

The Plan invests in the Fidelity Advisor Stable Value Portfolio (the “Portfolio”), a fully benefit-responsive investment fund, which is valued in the Plan at contract value. The Portfolio is an open-end commingled pool sponsored by FMTC and seeks to preserve principal investments while earning interest income.  To achieve this investment objective, the Portfolio invests in fixed-income securities and investment contracts issued by insurance companies and other financial institutions.  It is the policy of the Portfolio to use its best efforts to maintain a stable net asset value of $1.00 per unit, through investments in “wrap” contracts.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The fair value of the investment contract at December 31, 2008 and 2007 was $1,703,952 and $1,144,146, respectively.  The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be less than 0%.  Such interest rates are reviewed on a quarterly basis for resetting.

The wrap contracts limit the ability of the Portfolio to transact at contract value upon the occurrence of certain events such as: 1) The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code (the "IRC"), 2) the establishment of a defined contribution plan that  competes with the Plan for employee contributions, 3) any substantive modifications to the Portfolio or the administration of the Portfolio that is not consented to by the wrap issuer, 4) any change in law, regulation, or administrative ruling applicable to the Plan that could have a material adverse effect on the Portfolio’s cash flow, 5) any communication given to participants by the Plan sponsor or FMTC that is designed to induce or influence participants not to invest in the Portfolio or to transfer assets out of the Portfolio, and 6) any transfer of assets from the Portfolio directly to a competing investment option.

The average yield and crediting interest rates earned on the Portfolio as of September 30, 2008 and 2007 were as follows:

	2008	2007
Average yields(1):
Based on actual earnings	3.91%	4.80%
Based on interest rate credited to participants	3.27%	3.96%

(1) Rates were obtained from the Portfolio's September 30, 2008 and 2007 Annual Reports.

7.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  In addition, an investment fund comprised primarily of shares of common stock issued by the Bank is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

8.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the participants shall be nonforfeitable and fully vested in the event the Plan is terminated.

9.	FEDERAL INCOME TAX STATUS

The Bank has a non-standardized defined contribution 401(k) plan provided by FMTC, which was approved by the Bank’s Board of Directors in May 2005. The Plan uses a prototype plan document sponsored by FMTC. FMTC received an opinion letter from the Internal Revenue Service (the “IRS”), dated October 9, 2003, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

10.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, common/collective trusts and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various participant-directed investment options.  Additionally, the investments within each participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp, Inc. common stock, which principally invests in a single security.

11.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2008 and 2007:

December 31,	2008	2007
Net assets available for benefits per the financial statements	$11,075,901	$15,298,175
Adjustment from contract value to fair value for interest in common/collective trust relating to fully benefit-responsive investment contract	(46,728)	(4,549)
Excess contributions payable	13,380	10,351
Net assets available for benefits, per the Form 5500	$11,042,553	$15,303,977

For the year ended December 31, 2008, the following is a reconciliation of statement of changes in net assets available for benefits to the Form 5500:

For the year ended December 31, 2008	Amount
Decrease in net assets available for benefits per the financial statements	$(4,222,274)
Adjustment for contract value to fair value for interest in common/collective trust relating to fully benefit-responsive wrap contracts	(42,179)
Excess contributions payable-December 31, 2008	3,029
Net loss per Form 5500	$(4,261,424)

******

SUN NATIONAL BANK 401(k) PLAN E.I. #22-2458313 PLAN #001 SCHEDULE H, ITEM 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2008
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost	Current Value

	AIM International Allocation: Class A	Mutual Fund	(1)	$51,192
	Eaton Vance Balanced A	Mutual Fund	(1)	505,726
	Victory Diversified Stock: Class A	Mutual Fund	(1)	897,655
	RS Partners A	Mutual Fund	(1)	497,382
	PIMCO Total Return Fund: Class R	Mutual Fund	(1)	312,083
	AIM Real Estate: Class A	Mutual Fund	(1)	56,797
	AllianceBernstein International Val: Class A	Mutual Fund	(1)	144,185
	T. Rowe Price Growth Stock Fund: Class R	Mutual Fund	(1)	562,785
(2)	Fidelity Advisor Leveraged Company Stock Fund: Class A	Mutual Fund	(1)	606,472
(2)	Fidelity Advisor Equity Income Fund: Class A	Mutual Fund	(1)	781,870
(2)	Fidelity Advisor Small Cap Fund: Class A	Mutual Fund	(1)	100,231
(2)	Fidelity Advisor Diversified International Fund: Class A	Mutual Fund	(1)	341,582
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	923,290
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	2,181
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	15,815
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	19,824
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	74,113
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	48,968
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	44,018
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	20,765
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	57,138
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	13,844
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	16,866
(2)	Fidelity Advisor New Insights Fund: Class A	Mutual Fund	(1)	185
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	16,955
	Total			6,111,922
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	1,703,952
(2)	Sun Bancorp, Inc. Common Stock	Common Stock		2,952,627
	Participant loans	Loans range from 5.00% to 8.75% with loan maturity dates ranging from 4/24/09 to 10/27/13		274,052
	Total			$11,042,553
(1) Cost is not required to be disclosed for participant-directed investments
(2) Indicates party-in-interest to the Plan

See Report of Independent Public Accountants.